Exhibit 5.1

August 23, 2013

American Equity Investment Life Holding Company

6000 Westown Parkway

West Des Moines, Iowa 50266

Re:                             American Equity Investment Life Holding Company

Registration Statement on Form S-4 (File No. 333-     )

Ladies and Gentlemen:

I am the Vice President, Associate General Counsel for American Equity Investment Life Holding Company, an Iowa corporation (the “Company”), and have acted as counsel to the Company in connection with the Company’s offer to exchange (the “Exchange Offer”) cash and, in certain circumstances, newly issued shares of common stock, par value $1.00 per share, of the Company (collectively, the “Exchange Securities” and, together with the cash offered in the Exchange Offer, the “Exchange Consideration”) for any and all of its outstanding 5.25% Contingent Convertible Senior Notes Due 2029 (the “Old Notes”), upon the terms and subject to the conditions set forth in the Preliminary Prospectus (as defined below) and related Letter of Transmittal (as defined below). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions set forth herein, I have examined and relied on originals or copies of the following:

(i)            the registration statement on Form S-4 (File No. 333-      ) of the Company relating to the Exchange Securities filed with the Securities and Exchange Commission (the “Commission”) on August 23, 2013 under the Securities Act (such registration statement being hereinafter referred to as the “Registration Statement”);

(ii)           the preliminary prospectus, dated August 23, 2013, relating to the Exchange Offer (such preliminary prospectus being hereinafter referred to as the “Preliminary Prospectus”),  which forms a part of and is included in the Registration Statement;

(iii)          the Tender Offer Statement on Schedule TO filed with the Commission on August 23, 2013;

(iv)          the letter of transmittal for use in connection with the Exchange Offer (the “Letter of Transmittal”);

(v)           the Articles of Incorporation of the Company, as amended and as certified by the Secretary of State of the State of Iowa (the “Articles”);

(vi)          the Third Amended and Restated Bylaws of the Company (the “Bylaws”), as certified by Debra J. Richardson, Executive Vice President and Secretary of the Company;

(vii)         a certificate, dated August 21, 2013, from the Secretary of State of the State of Iowa, as to the Company’s existence and good standing in the State of Iowa (the “Company Certificate” and together with the Articles and Bylaws, the “Organizational Documents”), and a bring down verification thereof, dated August 23, 2013; and

(viii)        resolutions of the Board of Directors of the Company adopted on June 6, 2013.

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

In my examination, I have assumed the legal capacity and competency of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  As to any facts relevant to the opinions expressed herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

I am admitted to the practice of law in the State of Iowa, and I do not express any opinion as to any laws other than the State of Iowa.  Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, I have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.  The opinion set forth in paragraph 1 below with respect to the valid existence and good standing of the Company is based solely upon the Company Certificate.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1.             The Company has been duly incorporated and validly exists in good standing under the laws of the State of Iowa.

2.             The Exchange Securities have been duly authorized by all requisite corporate action on the part of the Company under the Iowa Business Corporation Act (the “IBCA”) and, when the Exchange Securities are issued, executed and delivered in accordance with the terms and conditions of the Exchange Offer as set forth in the Registration Statement and Letter of Transmittal, the Exchange Securities will be validly issued, fully paid and nonassessable and free of any preemptive or similar rights arising under the IBCA or the Company’s Organizational Documents.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Kevin W. Techau
Kevin W. Techau
Vice President, Assistant General Counsel